Exhibit 99.1

GSR Capital Engages tZERO to Develop Commodity Contract Token

Companies plan to build tokenized cobalt commodities project in Asia

SALT LAKE CITY— Dec. 17, 2018 - Overstock.com, Inc. (NASDAQ:OSTK) and its subsidiary tZERO Group, Inc., the global leader in blockchain innovation for capital markets, announced today that Hong Kong-based private equity firm GSR Capital has retained tZERO to develop a smart contract token that will be utilized for an upcoming sale of cobalt. Subject to compliance with applicable regulatory requirements, the sale is expected to offer recurring tranches of electric vehicle (EV) battery-grade cobalt, with up to $200 million of the material projected to be available for sale in 2019, with more planned for 2020.

tZERO and GSR Capital intend to build an ecosystem in Asia for tokenized commodity purchase contracts that would simplify the process of identifying, purchasing and tracking the supply of rare minerals. The companies also envision adding a security token trading platform in the region, subject to compliance with applicable regulatory requirements.

To accommodate an additional key partner in that project, the companies will be extending the deadline to finalize their previously-announced equity investment until Feb. 28, 2019. More information on the previously announced equity transaction can be found in a letter to investors in the Form 8-K filed by Overstock on December 17, 2018, which can be found on the company’s Investor Relations page.

“GSR Capital and our partners are pushing forward with our plans to create a first-of-its-kind cobalt offering in 2019,” said GSR Capital’s Chairman and Founder, Sonny Wu. “We are proud to partner with tZERO for this token offering and believe that their leadership in this space will benefit our shared global outreach. GSR and our partner will be doing more than just cobalt tokenization, and we see further growth in our partnership with tZERO including consummating an investment directly by next quarter.”

“We are excited to work with GSR and their partner on this innovative cobalt token offering,” said Overstock CEO and tZERO Executive Chairman, Patrick M. Byrne. “Smart contract automation of these transactions will significantly reduce overall costs while effectively improving transparency in rare earth metals purchases throughout the supply chain process. We look forward to bringing the future of commodities purchasing to the global marketplace.”

Overstock will hold an informational webcast for its shareholders on December 17, 2018 from 2:30 PM (MT) to 3:00 PM (MT). The event will include discussion and Q&A with members of the company’s executive leadership team regarding recent developments with GSR Capital. Interested shareholders are invited to send their written questions to Overstock’s Investor Relations team at IR@Overstock.com before the webcast.

Webcast Information

To access the live webcast, please visit the Events & Presentations tab on the company’s Investor Relations website, http://investors.overstock.com. To listen to the conference call via telephone, dial (877) 673-5346 and enter the audience passcode 1682898 when prompted. Participants outside the U.S. or Canada who do not have Internet access should dial +1 (724) 498-4326 and enter the audience passcode provided above.

Media Contacts:

Overstock:

Public Relations

+1-801-947-3564

pr@overstock.com

tZERO:

Alexandra Sotiropoulos,

+1-212-754-5615

asotiropoulos@intermarket.com

Investor Contact:

ir@overstock.com

About Overstock.com

Overstock.com, Inc Common Shares (NASDAQ:OSTK) / Series A Preferred (Medici Ventures’ tZERO platform: OSTKP) / Series B Preferred (OTCQX:OSTBP) is an online retailer and technology company based in Salt Lake City, Utah. It’s leading e-commerce website sells a broad range of new products at low prices, including furniture, décor, rugs, bedding, home improvement, jewelry, and more. The online shopping site, which is visited by nearly 40 million customers a month, also features a marketplace providing customers access to millions of products from third-party sellers. Overstock was the first major retailer to accept cryptocurrency in 2014, and in the same year founded Medici Ventures, its wholly-owned subsidiary developing and accelerating blockchain technologies to democratize capital, eliminate middlemen, and re-humanize commerce. Overstock regularly posts information about the company and other related matters on the Newsroom and Investor Relations pages on its website, Overstock.com.

About tZERO

tZERO Group, Inc. (“tZERO”) is a majority owned subsidiary of Overstock.com, focusing on the development and commercialization of financial technology (FinTech) based on cryptographically-secured, decentralized ledgers — more commonly known as blockchain technologies. Since its inception, tZERO has pioneered the effort to bring greater efficiency and transparency to capital markets through the integration of blockchain technology.

About GSR Capital

GSR was founded in 2004 by Sonny Wu and Richard Lim. Today, “GSR Ventures”, “GSR United Capital” and “GSR Capital” are three independent yet complementary teams set up by the partners in 2016 with the aim of sector leadership and going global with unique investment strategies and resources. GSR Capital has offices in Beijing, Hong Kong and the USA.

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O, Overstock.com, O.com, Club O, Main Street Revolution, and Worldstock are registered trademarks of Overstock.com, Inc. O.biz and Space Shift are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company’s Form 10-Q for the quarter ended September 30, 2018, which was filed with the SEC on November 9, 2018, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time.

This press release is not an offer to sell or a solicitation of an offer to buy any of the security or commodity tokens or any other securities or other assets referred to herein. An offering of any such securities or assets, if made, would only be conducted solely by means of separate materials and only to such persons and in such jurisdictions as is permitted under applicable law, and otherwise in accordance with applicable law.

SOURCE: Overstock.com, Inc.